UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §.240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

On March 12, 2015, the following information was posted on The Coca-Cola Company’s “Unbottled” Blog (www.coca-colacompany.com/coca-cola-unbottled/2015proxystatement) by Maria Elena Lagomasino, Chair of The Coca-Cola Company’s Compensation Committee, regarding the Company’s 2015 Proxy Statement.

COCA-COLA BOARD MEMBER DISCUSSES 2015 PROXY STATEMENT

By: Maria Elena Lagomasino March 12, 2015

Dear Fellow Shareowners,

If you own shares in The Coca-Cola Company – or any company – you probably value these shares as you do each dollar in your bank account. As stewards of The Coca-Cola Company’s stock and as fellow shareowners, we share your appreciation for the current and future value of each share and are guided by this in every decision we make. This is why we welcome open dialogue with shareowners and consider all constructive feedback about compensation.

After hearing feedback from a number of you in the past year, we adopted enhancements to further link our compensation plans to the long-term interests of shareowners. In the Company’s proxy statement published today, you will see the outcomes of the steps we’ve taken. We encourage you to read it and let us know what you think.

I would like to point out a few things in particular:

•	Last year, we adopted Equity Stewardship Guidelines, under which we committed to enhance transparency about equity awards and to use substantially fewer shares. Consistent with those guidelines, the value and number of shares underlying long-term equity awards granted to executives in February 2015 were significantly lower than last year.

•	We adopted new metrics tied directly to our business strategy and improved “line of sight” for employees in business units, so that long-term incentive awards are tied more directly to results that employees can influence.

•	In keeping with our fundamental principle that compensation programs should pay for performance, the Company’s 2014 performance directly impacted compensation with below-target annual incentives to executives and two recent performance share unit awards not expected to pay out.

You will also see that Muhtar Kent, Chairman and Chief Executive Officer, respectfully requested to forgo any annual incentive award for 2014 in light of the difficult but necessary decisions being taken as the Company implements strategic actions to accelerate growth. The Compensation Committee respects Muhtar’s decision.

Our continued commitment to you is that we will encourage open dialogue with shareowners, welcome constructive feedback and approach compensation decisions with great care, mindful of our stewardship role. As always, thank you for the trust that you have placed in us to oversee the compensation programs of The Coca-Cola Company.

Maria Elena Lagomasino is the Chair of The Coca-Cola Company’s Compensation Committee. Ms. Lagomasino is the Chief Executive Officer and Managing Partner of WE Family